Exhibit 99.1

NEWS FROM:

INDUS REALTY TRUST, INC.

CONTACT:

Ashley Pizzo

Vice President, Capital Markets & Investor Relations

(212) 218-7914

apizzo@indusrt.com

Jon Clark

Executive Vice President, Chief Financial Officer

(860) 286-2419

jclark@indusrt.com

INDUS ANNOUNCES SECOND QUARTER 2022 RESULTS

NEW YORK, NEW YORK (August 8, 2022) INDUS Realty Trust, Inc. (Nasdaq: INDT) (“INDUS” or the “Company”), a U.S. based industrial/logistics REIT, today reported financial results for the quarter ending June 30, 2022 (the “2022 second quarter”).

2022 Second Quarter Highlights

●	Net income of $2.8 million, or $0.27 per diluted share, for the 2022 second quarter compared to a net loss of $1.2 million, or $0.15 per diluted share, for the quarter ending June 30, 2021 (the “2021 second quarter”)
●	Core Funds from Continuing Operations (“Core FFO from continuing operations”)[1] of $5.0 million, or $0.48 per diluted share, for the 2022 second quarter compared to $2.9 million, or $0.37 per diluted share, for the 2021 second quarter
●	Net Operating Income from Continuing Operations (“NOI from continuing operations”)[1] of $9.2 million for the 2022 second quarter compared to $7.0 million for the 2021 second quarter
●	As of June 30, 2022, stabilized[2] portfolio was 100.0% leased; total in-service portfolio was 99.4% leased
●	Acquired a fully-leased, approximately 205,000 square foot portfolio of last-mile industrial/logistics buildings located in the Orlando and Palm Beach, Florida markets
●	Completed and placed into service a 66% pre-leased, approximately 102,000 square foot building in Lehigh Valley, Pennsylvania. Subsequent to quarter end, executed a lease for the remaining space and the building is now fully-leased
●	Leased the remaining 78,000 square feet in the 234,000 square foot development in Connecticut expected to deliver late in Q3 2022
●	Amended and restated the existing $100 million credit agreement to increase the size to $250 million with the addition of a new $150 million delayed draw term loan with a term of five years (the “DDTL”)
●	Repaid four existing mortgages covering ten buildings with $60 million in proceeds from the DDTL resulting in no fixed-rate debt maturities until 2027
●	Added to the MSCI US REIT Index as part of the May 2022 Semi-Annual Index Review for the MSCI Equity Indexes
●	Recognized as a 2022 Green Lease Leader for innovation in environmental stewardship, including collaborative tenant engagement

2022 Second Quarter Results of Operations

INDUS reported total rental revenue of $11.7 million for the 2022 second quarter as compared to $9.3 million for the 2021 second quarter. The 26% increase in rental revenue was primarily due to acquisition activity in 2021, the Charlotte build to suit placed in service in October 2021, the acquisition of 782 Paragon Way in Charlotte, North Carolina in January 2022 and increases in overall total portfolio occupancy from 95.3% to 99.4%.

For the 2022 second quarter, INDUS recorded net income of approximately $2.8 million as compared to a net loss of $1.2 million for the comparable prior year period.

Core FFO from continuing operations for the 2022 second quarter increased to approximately $5.0 million, or $0.48 per diluted share, compared to approximately $2.9 million, or $0.37 per diluted share, for the comparable prior year period.

NOI from continuing operations, which is defined as rental revenue less operating expenses of rental properties and real estate taxes, increased 31.4% to approximately $9.2 million in the 2022 second quarter from $7.0 million in the 2021 second quarter.

Cash NOI from continuing operations for the 2022 second quarter increased 24.2% to $8.2 million as compared to $6.6 million for the comparable prior year period.

General and administrative expenses were approximately $2.4 million for the 2022 second quarter as compared to $2.7 million for the comparable prior year period. General and administrative expense in 2022 was reduced by a $0.7 million decline in the deferred compensation plan.

Interest expense was approximately $0.2 million for the 2022 second quarter as compared to $1.7 million in the 2021 second quarter. Interest expense for the 2022 second quarter was net of approximately $1.2 million received by the Company in relation to the termination of interest rate hedges on mortgages paid off during the quarter. Interest expense was further reduced by both an increase in capitalized interest of $0.2 million due to an increase in the Company’s development pipeline and a lower overall debt balance in the 2022 second quarter as compared to the prior period.

Leasing Activity

INDUS reported the following second generation leasing metrics for the 2022 second quarter:

			Weighted	Weighted	Weighted Avg. Rent
			Avg. Lease	Avg. Lease	Growth[4]
	Number	Square	Term in	Costs PSF	Straight-line	Cash
	of Leases	Feet	Years	per Year[3]	Basis	Basis
Renewals	2	256,000	3.2	$0.46	41.1%	34.7%

In addition to the above leases signed during the period, INDUS also executed two first generation leases totaling approximately 102,000 square feet for projects currently in its development pipeline (see below section on “Development Pipeline”). One such lease is for the expansion of a seven-year agreement with a leading global shipping and logistics company for the balance of unleased space at 110 Tradeport Drive. The tenant had previously signed a lease for 156,000 square feet and in the 2022 second quarter opted to lease the remaining 78,000 square feet. The other lease is a five-year agreement for approximately 24,000 square feet at Landstar Logistics in Orlando. These leases are expected to commence in the 2022 third quarter.

As of June 30, 2022, INDUS’ 39 buildings aggregated approximately 5.7 million square feet. INDUS’ portfolio percentage leased and percentage leased of stabilized properties were as follows:

	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
	2022	2022	2021	2021
Percentage Leased	99.4%	100.0%	98.4%	95.4%
Percentage Leased - Stabilized Properties	100.0%	100.0%	100.0%	99.4%

As of June 30, 2022, INDUS’ only vacancy reflects approximately 34,000 square feet in the Lehigh Valley, Pennsylvania building that was developed and placed in service in the 2022 second quarter (see below section on “Development Pipeline”). Subsequent to quarter end, a lease was executed for this vacancy and the building is now fully-leased.

The short-term, full-building lease of approximately 216,000 square feet at 782 Paragon Way in the Charlotte, North Carolina market expired at the end of July 2022. INDUS is currently marketing the space for lease and believes current market rents are significantly above the previous in-place rent.

Acquisition Pipeline

During the 2022 second quarter, INDUS completed the acquisition of a fully-leased, approximately 205,000 square foot portfolio located in the Orlando and Palm Beach, Florida markets. The Company used cash on hand to pay the $31.6 million purchase price, before transaction costs, which equates to an in-place cash capitalization rate of approximately 4.6%. The Company believes that the portfolio’s in-place rental rates are below current market rates.

The following is a summary of INDUS’ acquisition pipeline as of June 30, 2022:

				Purchase
		Building		Price	Expected
Acquisition	Market	Size (SF)	Type	($ in millions)	Closing
Acquisitions Under Contract
Nashville Acquisition (two buildings)	Nashville, TN	184,000	Forward (42.9% pre-leased)	$31.5	Q4 2022
Charleston Forward Acquisition (one building)	Charleston, SC	263,000	Forward	$28.0	Q1 2023
Greenville/Spartanburg Acquisition (one building)	Greenville/Spartanburg, SC	280,000	Forward	$28.5	Q2 2023
Charlotte Forward Acquisition (one building)	Charlotte, NC	231,000	Forward	$21.2	Q3 2023
Total Acquisition Pipeline		958,000		$109.2

The acquisitions in INDUS’ pipeline are each subject to certain remaining contingencies. There can be no guarantee that these transactions will be completed under their current terms, anticipated timelines, or at all.

Development Pipeline

The following is a summary of INDUS’ development pipeline as of June 30, 2022:

		Building		Expected
Name	Market	Size (SF)	Type	Delivery
Owned Land
110 Tradeport Drive (one building)	Hartford, CT	234,000	100% Pre-leased	Q3 2022
Landstar Logistics (two buildings)	Orlando, FL	195,000	Speculative/12.3% Pre-leased	Q3 2022
American Parkway (one building)	Lehigh Valley, PA	206,000	Speculative	Q2 2023

Land Under Purchase & Sale Agreement
Lehigh Valley Land parcel (one building)	Lehigh Valley, PA	90,000	Speculative	Q1 2024
Lehigh Valley Land 2 parcel (one building)	Lehigh Valley, PA	91,000	Speculative	Q1 2024
Total Development Pipeline		816,000

INDUS expects that the total development and stabilization costs of developments in its pipeline will total approximately $103.8 million, of which $40.5 million was spent as of June 30, 2022. The Company estimates that the underwritten weighted average stabilized Cash NOI yield on its development pipeline is between 6.1% - 6.6%.5 Actual initial full year stabilized Cash NOI yields may vary from INDUS’ estimated underwritten stabilized Cash NOI yield range based on the actual total cost to complete a project or acquire a property and its actual initial full year stabilized Cash NOI from continuing operations.

Closing on the purchase of the Lehigh Valley Land parcels and the completion and stabilization of the projects in the development pipeline are each subject to a number of contingencies. There can be no guarantee that these transactions and developments will be completed under their current terms, anticipated timelines, at the Company’s estimated underwritten yields, or at all.

Liquidity & Capital Resources

As of June 30, 2022, the Company maintained $266.7 million of liquidity which reflects $76.7 million of cash and cash equivalents (including $0.5 million in restricted cash), $90.0 million of available draws under the DDTL and $100.0 million of borrowing capacity under the revolving credit facility.

On April 21, 2022, the Company amended its existing credit agreement (as amended, the “Credit Agreement”) to increase the size to $250 million with the addition of the new $150 million DDTL. In addition, INDUS amended the maturity of its existing $100 million revolving credit facility under the Amended Credit Agreement from August 2024 to a new expiration date of April 2025 which remains subject to two, one-year extension options. The Amended Credit Agreement includes an accordion feature enabling the Company to increase the total borrowing up to an aggregate of $500 million. The DDTL bears an interest rate subject to a pricing grid based upon the Company’s ratio of total indebtedness to total asset value. Based on the Company’s current indebtedness, the DDTL would bear an interest rate of SOFR plus a spread of 1.15%. Concurrent with the closing on the DDTL, the Company entered into an interest rate swap to fix the interest rate on the DDTL at an effective rate of 4.15%.

In May, the Company made an initial draw of $60 million from the DDTL to repay approximately $62 million of existing mortgage debt (the “Repaid Debt”) which had encumbered ten buildings. Subsequent to the end of the second quarter, the properties previously secured by the Repaid Debt were added to the Company’s borrowing capacity under the Amended Credit Agreement. The Company currently has no borrowings outstanding under its revolving credit facility and no fixed rate debt maturities until 2027.

INDUS was added to the MSCI US REIT Index, as part of the MSCI’s 2022 Semi-Annual Index Review for the MSCI Equity Indexes in May. MSCI is a leading provider of critical decision support tools and services for the global investment community.

ESG Initiatives

During the 2022 second quarter, the Institute for Market Transformation (“IMT”) and the U.S. Department of Energy’s (“DOE”) Better Buildings Alliance announced INDUS as a 2022 Green Lease Leader. Launched in 2014, Green Lease Leaders sets national standards for what constitutes a green lease, while recognizing landlords and tenants who modernize their leases to spur collaborative action on energy efficiency, cost-savings, air quality, and sustainability in buildings.  INDUS received the Silver designation in recognition of its innovation in environmental stewardship, including collaborative tenant sustainability engagement, energy management practices such as utility data tracking and sharing, cost recovery for capital improvements, building resilience and sustainability training.

Common Stock Dividend

During the 2022 second quarter, INDUS’ board of directors declared a quarterly cash distribution on its common stock of $0.16 per share, or $0.64 per share on an annualized basis. The 2022 second quarter dividend was paid on July 15, 2022 to shareholders of record on June 30, 2022.

2022 Earning Guidance

INDUS expects the 2022 third quarter NOI from continuing operations of between $9.1 million to $9.6 million and full year NOI from continuing operations of between $36.5 million to $38.0 million. The Company’s 2022 guidance reflects expectations that INDUS will continue to produce rent growth metrics similar to recent results.  INDUS’ guidance also includes the impact of recent acquisition and development completions, as well as the pipeline of acquisitions and developments as provided in the corresponding tables of this press release. Guidance for NOI from continuing operations for this year has consistently included a known lease termination payment of approximately $0.4 million. This lease termination payment is expected in the 2022 third quarter and reflects the termination of an existing tenant that wished to vacate its space early after the Company secured a replacement tenant.

A full reconciliation of the forecasted NOI from continuing operations to net income, the most-directly comparable GAAP metric, cannot be provided without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy certain non-cash, nonrecurring or other items that are included in net income and required for the reconciliations.

2022 Second Quarter Earnings Conference Call, Earnings Supplement and Investor Presentation

INDUS is hosting a live earnings conference call on Tuesday, August 9, 2022, at 11:00 am Eastern Time, to discuss its results and to provide a business update, followed by a live question and answer session. Supplemental materials containing additional financial and operating information will be available on INDUS’ website in advance of the call. All investors and other interested parties are invited to either dial in to the call (to participate in a live Q&A) or log in to a listen-only webcast which, together with the supplemental information, can be accessed via the Investors section of INDUS’ website at ir.indusrt.com, by clicking this link, or by calling the following numbers:

PARTICIPANT DIAL IN (TOLL FREE): 1-833-630-0580

PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-1813

An archived recording of the webcast will be available for three months under the Investors section of INDUS’ website at ir.indusrt.com.

About INDUS

INDUS is a real estate business principally engaged in developing, acquiring, managing and leasing industrial/logistics properties. INDUS owns 39 industrial/logistics buildings totaling approximately 5.7 million square feet in Connecticut, Pennsylvania, North Carolina, South Carolina and Florida.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include INDUS’ beliefs and expectations regarding future events or conditions including, without limitation, statements regarding the completion of acquisitions under agreements, pre-leasing agreements, construction and development plans and timelines, expected total development and stabilization costs of developments in INDUS’ pipeline, and the estimated underwritten stabilized Cash NOI yield of the Company’s development pipeline. Although INDUS believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by INDUS as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of INDUS, and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in INDUS’ Securities and Exchange Commission (“SEC”) filings, including the “Business,” “Risk Factors” and “Forward-Looking Statements” sections in INDUS’ Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 11, 2022, as updated by other filings with the SEC. INDUS disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Note Regarding Non-GAAP Financial Measures:

The Company uses FFO, Core FFO from continuing operations, Core FFO from continuing operations per share, Adjusted FFO from continuing operations, NOI from continuing operations, and Cash NOI from continuing operations, as supplemental non-GAAP performance measures. Management believes that the use of these measures combined with net income (loss) (which remains the Company’s primary measure of performance), improves the understanding of the Company’s operating results among the investing public and makes comparisons of operating results to other REITs more meaningful.

The Company presents a funds from operations metric substantially similar to funds from operations as calculated in accordance with standards established by Nareit (“Nareit FFO”). Nareit FFO is calculated as net income (calculated in accordance with U.S. GAAP), excluding: (a) depreciation and amortization related to real estate, (b) gains and losses from the sale of certain real estate assets, (c) gains and losses from change in control and (d) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

The Company defines Core FFO from continuing operations and Core FFO per share from continuing operations as FFO and FFO per share, respectively, excluding: (a) costs related to conversion to a REIT; (b) expense related to the performance of the non-qualified deferred compensation plan; (c) change in fair value of financial instruments; (d) gains or losses on insurance recoveries and/or extinguishment of debt or derivative instruments; (e) discontinued operations and (f) non-recurring items. Per share metrics are calculated as Core FFO from continuing operations for the period divided by the weighted average diluted share count for the period.

The Company defines Adjusted FFO from continuing operations as Core FFO from continuing operations less (a) noncash rental revenue including straight-line rents, (b) amortization of debt issuance costs, (c) noncash compensation expenses, (d) non-real estate depreciation and amortization expense, (e) tenant improvements and leasing commissions of second generation space and (f) maintenance capital expenditures needed to maintain the Company’s existing buildings.

NOI from continuing operations is a non-GAAP measure that includes the rental revenue and operating expenses and real estate taxes directly attributable to the Company’s real estate properties. The Company uses NOI from continuing operations as a supplemental performance measure because, in excluding real estate depreciation and amortization expense, general and administrative expenses, interest expense, gains (or losses) on the sale of real estate assets, gains (or losses) on debt extinguishment, investment income and other non-operating items, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that NOI from continuing operations will be useful to investors as a basis to compare its operating performance with that of other REITs. However, because NOI from continuing operations excludes depreciation and amortization expense and captures neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties (all of which have a real economic effect and could materially impact the Company’s results from operations), the utility of NOI from continuing operations as a measure of the Company’s performance is limited. Other equity REITs may not calculate NOI from continuing operations in a similar manner and, accordingly, the Company’s NOI from continuing operations may not be comparable to such other REITs’ NOI from continuing operations. Accordingly, NOI from continuing operations should be considered only as a supplement to net income (loss) as a measure of the Company’s performance. NOI from continuing operations should not be used as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs. NOI from continuing operations should not be used as a substitute for cash flow from operating activities in accordance with U.S. GAAP.

Cash NOI from continuing operations is a non-GAAP measure that the Company calculates by adding or subtracting non-cash rental revenue, including straight-line rental revenue, from NOI from continuing operations. The Company uses Cash NOI from continuing operations together with NOI from continuing operations, as supplemental performance measures. Cash NOI from continuing operations should not be used as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs. Cash NOI from continuing operations should not be used as a substitute for cash flow from operating activities computed in accordance with U.S. GAAP.

INDUS REALTY TRUST, INC.

Consolidated Statements of Operations

(dollars and share count in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Rental revenue	$11,728	$9,303	$23,247	$18,833

Expenses:
Operating expenses of rental properties	1,040	959	2,339	2,369
Real estate taxes	1,507	1,373	2,984	2,740
Depreciation and amortization expense	4,322	3,203	8,478	6,309
General and administrative expenses	2,398	2,724	5,332	5,694
Total expenses	9,267	8,259	19,133	17,112

Other income (expense):
Interest expense	(152)	(1,711)	(1,671)	(3,460)
Change in fair value of financial instruments	—	(979)	—	(719)
Losses on early extinguishment of debt	(464)	—	(464)	—
Gain on sales of real estate assets	—	322	—	342
Investment and other income	84	115	105	122
Other expense	(3)	—	(6)	—
	(535)	(2,253)	(2,036)	(3,715)

Income (loss) from continuing operations before income taxes	1,926	(1,209)	2,078	(1,994)
Income tax benefit	585	—	585	—
Income (loss) from continuing operations	2,511	(1,209)	2,663	(1,994)

Discontinued operations:
Income from discontinued operations	311	58	225	75
Gain on sale of equipment	—	—	203	—
	311	58	428	75

Net income (loss)	$2,822	$(1,151)	$3,091	$(1,919)

Income (loss) per Common Share-Basic:
Income (loss) from continuing operations	$0.25	$(0.16)	$0.26	$(0.28)
Income from discontinued operations	0.03	0.01	0.04	0.01
Net income (loss) per common share	$0.28	$(0.15)	$0.30	$(0.27)

Income (loss) per Common Share-Diluted:
Income (loss) from continuing operations	$0.24	$(0.16)	$0.26	$(0.28)
Income from discontinued operations	0.03	0.01	0.04	0.01
Net income (loss) per common share	$0.27	$(0.15)	$0.30	$(0.27)

Weighted average shares outstanding - basic	10,186	7,718	10,184	6,981
Weighted average shares outstanding - diluted	10,342	7,718	10,384	6,981

INDUS REALTY TRUST, INC.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Real estate assets at cost, net	$ 463,525	$ 387,647
Cash and cash equivalents	76,172	150,263
Restricted cash	541	10,644
Assets of discontinued operations	8,880	7,990
Other assets	37,704	34,102
Total assets	$ 586,822	$ 590,646

LIABILITIES AND STOCKHOLDERS' EQUITY
Mortgage loans and construction loan, net of debt issuance costs	$ 106,790	$ 169,818
Delayed draw term loan, net of debt issuance costs	58,564	—
Deferred revenue	5,305	7,365
Accounts payable and accrued liabilities	11,289	9,671
Dividends payable	1,631	1,629
Liabilities of discontinued operations	786	832
Other liabilities	12,386	15,254
Total liabilities	196,751	204,569

Stockholders' Equity
Common stock	102	102
Additional paid-in capital	400,556	399,754
Accumulated deficit	(11,039)	(10,869)
Accumulated other comprehensive income (loss)	452	(2,910)
Total stockholders' equity	390,071	386,077
Total liabilities and stockholders' equity	$ 586,822	$ 590,646

INDUS REALTY TRUST, INC.

Non-GAAP Reconciliations – Funds from Operations (“FFO”) and Core FFO

(dollars and share count in thousands, except per share measures)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income (loss):	$2,822	$(1,151)	$3,091	$(1,919)
Exclude:
Depreciation and amortization expense	4,322	3,203	8,478	6,309
FFO adjustments related to discontinued operations	(4)	221	236	458
Non-real estate depreciation & amortization expense	(20)	(22)	(46)	(38)
Gain on sales of real estate assets	-	(322)	-	(342)
FFO	7,120	1,929	11,759	4,468
Exclude:
Core FFO adjustments related to discontinued operations	(307)	(279)	(664)	(533)
General and administrative expenses related to non-qualified deferred compensation plan performance	(487)	244	(775)	420
Change in fair value of financial instruments	-	979	-	719
Gain on termination of interest rate hedges	(1,812)	-	(1,812)	-
Loss on debt extinguishment	464	-	464	-
General and administrative expenses related to REIT conversion	-	56	-	263
Core FFO from continuing operations	$4,978	$2,929	$8,972	$5,337
Exclude:
Noncash rental revenue including straight-line rents	(954)	(379)	(1,797)	(755)
Amortization of debt issuance costs	264	241	492	407
Noncash compensation expenses	408	291	681	505
Non-real estate depreciation and amortization expense	20	22	46	38
Tenant improvements and leasing commissions (2nd generation space)	(177)	(156)	(402)	(702)
Maintenance capital expenditures	(472)	(294)	(495)	(296)
Adjusted FFO from continuing operations	$4,067	$2,654	$7,497	$4,534

Weighted average number of shares outstanding - Basic	10,186	7,718	10,184	6,981
Dilutive securities	156	137	200	136
Weighted average number of shares outstanding - Diluted	10,342	7,855	10,384	7,117
Core FFO from continuing operations/Share - Diluted	$0.48	$0.37	$0.86	$0.75

INDUS REALTY TRUST, INC.
Non-GAAP Reconciliations – NOI and Cash NOI

(dollars in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Income (loss) from continuing operations	$2,511	$(1,209)	$2,663	$(1,994)
Income tax benefit	(585)	-	(585)	-
Pretax income (loss) from continuing operations	1,926	(1,209)	2,078	(1,994)
Exclude:
Depreciation and amortization expense	4,322	3,203	8,478	6,309
General and administrative expenses	2,398	2,724	5,332	5,694
Interest expense	152	1,711	1,671	3,460
Change in fair value of financial instruments	-	979	-	719
Gain on sales of real estate assets	-	(322)	-	(342)
Loss on debt extinguishment	464	-	464	-
Investment and other income	(81)	(115)	(99)	(122)
NOI from continuing operations	$9,181	$6,971	$17,924	$13,724
Noncash rental revenue including straight-line rents	(954)	(379)	(1,797)	(755)
Cash NOI from continuing operations	$8,227	$6,592	$16,127	$12,969

INDUS REALTY TRUST, INC.
Reconciliation of Company Guidance to NOI from continuing operations

(dollars in millions)

(unaudited)

	Third quarter 2022		Full Year
	Lower End of Guidance	Higher End of Guidance	Lower End of Guidance	Higher End of Guidance
Net income from continuing operations	$(0.5)	$(1.0)	$0.8	$0.9
Exclude:
Depreciation and amortization expense	5.0	5.4	19.0	19.4
General and administrative expenses	3.0	3.4	11.4	12.2
Interest expense	1.6	1.8	5.5	5.7
Other[6]	-	-	(0.2)	(0.2)
NOI from continuing operations	$9.1	$9.6	$36.5	$38.0

1 Core FFO, Core FFO from continuing operations per share, NOI from continuing operations and Cash NOI from continuing operations are not financial measures in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”). For additional information see “Note Regarding Non-GAAP Financial Measures.”

2 Stabilized Properties reflect buildings that have reached 90% leased or have been in service for at least one year since development completion or acquisition date, whichever is earlier.

3 Lease cost per square foot per year reflects total lease costs (tenants improvements, leasing commissions and legal costs) per square foot per year of the lease term.

4 Weighted average rent growth reflects the percentage change of annualized rental rates between the previous leases and the current leases. The rental rate change on a straight-line basis represents average annual base rental payments on a straight-line basis for the term of each lease including free rent periods. Cash basis rent growth represents the change in starting rental rates per the lease agreement on new and renewed leases signed during the period, as compared to the previous ending rental rates for that same space. The cash rent growth calculation excludes free rent periods.

5 As a part of INDUS’ standard development and acquisition underwriting process, INDUS analyzes the targeted initial full year stabilized Cash NOI yield for each development project and acquisition target and establishes a range of initial full year stabilized Cash NOI yields, which it refers to as “underwritten stabilized Cash NOI yields.” Underwritten stabilized Cash NOI yields are calculated as a development project’s or acquisition’s initial full year stabilized Cash NOI from continuing operations as a percentage of its estimated total investment, including costs to stabilize the buildings to 95% occupancy (other than in connection with build-to-suit developments or projects that are 100% pre-leased). INDUS calculates initial full year stabilized Cash NOI for a development project or acquisition by subtracting its estimate of the development project’s or acquisition’s initial full year stabilized operating expenses, real estate taxes and non-cash rental revenue, including straight-line rents (before interest, income taxes, if any, and depreciation and amortization), from its estimate of its initial full year stabilized rental revenue.

6 Other includes income taxes, gains or losses on debt extinguishment, as well as investment and other income or expenses.